Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of the Registration Statements on Form S-3 (No. 333-133629), on Form S-3 (No. 333-133630), on Form S-3 (No. 333-135746), on Form S-3 (No. 333-143247), on Form S-3 (No. 333-149671), on Form S-3 (No. 333-157173), on Form S-3 (No. 333-156839), on Form S-8 (No. 333-143590), on Form S-3 (No. 333-173261), on Form S-3 (No. 333-160121), on Form S-8 (No. 333-176476), on Form S-8 (No. 333-190796), on Form S-3 (No. 333-192618) and on Form S-3 (No. 333-179257) of BioDelivery Sciences International, Inc., (the “Company”) of our report, dated March 16, 2015 with respect to the consolidated financial statements of the Company’s Annual Report on Form 10-K, as of and for the years ended December 31, 2014 and 2013, filed on March 16, 2015.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 16, 2015